                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary  Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                            CENTURY ALUMINUM COMPANY
                (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11

       1) Title of each class of securities to which transaction applies:    N/A

       2) Aggregate Number of securities to which transaction applies:       N/A

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
          filing fee is calculated and state how it was determined):         N/A

       4) Proposed maximum aggregate value of transaction:                   N/A

       5) Total fee paid:                                                    N/A

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:                                           N/A

       2)  Form, Schedule or Registration Statement No.:                     N/A

       3)  Filing Party:                                                     N/A

       4)  Date Filed:                                                       N/A

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 13, 1997


TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of Century Aluminum Company (the "Company") will be held at 9:00 A.M. on Tuesday, May 13, 1997 at The Peninsula Hotel, 700 Fifth Avenue, New York, New York, for the following purposes:

                  1. To elect two directors to serve for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2000;

                  2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

                  3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                         By Order of the Board of Directors,

                                         /s/ Gerald J. Kitchen

                                         Gerald J. Kitchen
                                         Executive Vice President,
                                         General Counsel and
                                         Chief Administrative Officer
Pacific Grove, California
April 11, 1997


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
         IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

                            CENTURY ALUMINUM COMPANY

                                -----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997

GENERAL

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Century Aluminum Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 13, 1997, commencing at 9:00 A.M., at The Peninsula Hotel, 700 Fifth Avenue, New York, New York, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

     The principal executive offices of the Company are located at 1200 Piedmont Avenue, Suite 200, Pacific Grove, California 93950. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 11, 1997.

VOTING RIGHTS AND VOTES REQUIRED

     Only stockholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of such record date, the Company had outstanding 20,000,000 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of February 28, 1997 (except as otherwise noted) by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group.

                                                                      AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP(1)   PERCENTAGE OF CLASS
------------------------                                             -----------------------   -------------------
Glencore International AG...................................              7,925,000(2)                 39.6
Wellington Management Company, LLP..........................              2,403,700(3)                 12.0
Vanguard/Windsor Fund, Inc..................................              2,000,000(4)                 10.0
The Equitable Companies Incorporated........................              1,279,500(5)                  6.4
The Crabbe Huson Group, Inc.................................              1,160,900(6)                  5.8
David W. Beckley............................................                 53,408(7)                   *
Roman A. Bninski............................................                  6,666(8)                   *
Craig A. Davis..............................................                100,288(9)                   *
John C. Fontaine............................................                  3,583(10)                  *
William R. Hampshire........................................                 18,166(11)                  *
Gerald J. Kitchen...........................................                 53,419(12)                  *
Gerald A. Meyers............................................                 66,666(13)                  *
Steven R. Sedberry..........................................                 33,407(14)                  *
Willy R. Strothotte.........................................                  3,333(15)                  *
All directors and executive officers as a group (9 persons).                338,936(16)                 1.7

-------------------------------------
* Less than one percent.

(1) Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing dated February 10, 1997. According to its filing, Glencore International AG ("Glencore International") beneficially owns such shares through its subsidiaries, Glencore AG ("Glencore AG"), which directly owns 2,742,214 shares, and Vialco Holdings Ltd. ("Vialco"), which directly owns 5,182,786 shares. The business address of each of Glencore International, Glencore AG and Vialco is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing dated January 24, 1997. According to its filing, Wellington Management Company, LLP ("Wellington"), through its subsidiary, Wellington Trust Company, N.A. ("Wellington Trust"), has shared voting power with respect to 204,400 shares and shared investment power with respect to 2,403,700 shares. The business address of Wellington and Wellington Trust is 75 State Street, Boston, Massachusetts 02109.

(4) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing dated February 7, 1997. The Vanguard/Windsor Fund, Inc. ("Vanguard") has shared investment power with respect to such shares. Some or all of these shares are reported as beneficially owned by Wellington. The business address of Vanguard is 100 Vanguard Blvd., P.O. Box 2600, Malvern, Pennsylvania 19355.

(5) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing dated February 12, 1997. According to its filing, pursuant to a Joint Filing Agreement among The Equitable Companies Incorporated, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA (collectively, the "Equitable Reporting Persons"), each of the Equitable Reporting Persons reports sole voting power with respect to 1,248,600 shares and sole investment power with respect to 1,279,500 shares. The business addresses of the Equitable Reporting Persons are, respectively: 787 Seventh Avenue, New York, New York 10019; 100-101 Terrasse Boieldieu, 92042 Paris, France; 100-101 Terrasse Boieldieu, 92042 Paris, France; 21, rue de Chateaudun, 75009 Paris, France; 21, rue de Chateaudun, 75009 Paris, France; 26, rue Lois le Grand, 75002 Paris, France; and 23, avenue Matignon, 75008 Paris, France. (Footnotes continued on following page)

---------------------------
(Footnotes continued from previous page)

(6) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing dated February 7, 1997. According to its filing, The Crabbe Huson Group, Inc. ("Crabbe Huson") has shared voting and investment power with respect to such shares. Crabbe Huson Small Cap Fund ("Small Cap") and The Crabbe Huson Special Fund, Inc. ("Special Fund"), registered investment companies managed by Crabbe Huson, share voting and investment power with respect to 56,100 shares and 464,400 shares, respectively. The business address of each of Crabbe Huson, Small Cap and Special Fund is 121 SW Morrison, Suite 1400, Portland, Oregon 97204.

(7) Includes 53,333 shares which are subject to options presently exercisable or exercisable within 60 days.

(8) Includes 6,666 shares which are subject to options presently exercisable or exercisable within 60 days.

(9) Includes 100,000 shares which are subject to options presently exercisable or exercisable within 60 days. Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Davis is a director.

(10) Includes 250 shares owned jointly with Mr. Fontaine's wife. Also includes 3,333 shares which are subject to options presently exercisable.

(11) Includes 16,666 shares which are subject to options presently exercisable or exercisable within 60 days. Also includes 1,200 shares owned by Mr. Hampshire's wife and 300 shares owned by Mr. Hampshire's grandchildren, as to which shares Mr. Hampshire disclaims beneficial ownership.

(12) Includes 53,333 shares which are subject to options presently exercisable or exercisable within 60 days.

(13) Includes 66,666 shares which are subject to options presently exercisable or exercisable within 60 days.

(14) Includes 33,333 shares which are subject to options presently exercisable or exercisable within 60 days.

(15) Includes 3,333 shares which are subject to options presently exercisable. Excludes 7,925,000 shares beneficially owned by Glencore International, of which Mr. Strothotte is the Chairman and Chief Executive Officer.

(16) Includes 333,330 shares which are subject to options presently exercisable or exercisable within 60 days. Excludes 7,925,000 shares beneficially owned by Glencore International.


                            1. ELECTION OF DIRECTORS

         At the Annual Meeting, two directors are to be elected, for terms expiring in 2000. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as directors of each of the following nominees. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning the two nominees for election and the other directors of the Company with unexpired terms of office. Each nominee is currently a director of the Company.

  NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING FOR TERMS TO EXPIRE IN 2000

                                            BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR     DIRECTOR     TERM TO
NAME AND AGE                              EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS     SINCE      EXPIRE
------------                              ---------------------------------------------------     -----      ------
Roman A. Bninski(1) .................      Partner of Curtis, Mallet-Prevost, Colt & Mosle,       1996        1997
   50                                      New York, New York since 1984; Secretary of
                                           Ravenswood Aluminum Corporation (a
                                           subsidiary of the Company) from April
                                           1992 through February 1996.

Willy R. Strothotte..................      Chief Executive Officer of Glencore International      1996        1997
   52                                      since 1993 and Chairman of  the Board of Glencore
                                           International since 1994; Director of
                                           Sudelektra Holding AG since 1990.

        DIRECTORS CONTINUING IN OFFICE FOLLOWING THE 1997 ANNUAL MEETING

                                            BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR     DIRECTOR     TERM TO
NAME AND AGE                              EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS     SINCE      EXPIRE
------------                              ---------------------------------------------------     -----      ------
John C. Fontaine(1) (2)...............     President and director of Knight-Ridder, Inc.           1996       1998
   65                                      since July 1995; Senior Vice President and
                                           General Counsel of Knight-Ridder,
                                           Inc. from 1987 to January 1994, and
                                           Executive Vice President from January
                                           1994 to July 1995; Chairman of the
                                           Samuel H. Kress Foundation; member of
                                           the Trustees' Council of the National
                                           Gallery of Art; Chairman of the
                                           Governing Council of the Florida
                                           Philharmonic.

Gerald A. Meyers......................     President and Chief Operating Officer of the           1995        1998
   47                                      Company since August 1995; President and Chief
                                           Operating Officer of Ravenswood
                                           Aluminum Corporation (a subsidiary of
                                           the Company) since January 1993 and
                                           director of Ravenswood Aluminum
                                           Corporation since April 1994;
                                           Operations Manager of Logan Aluminum
                                           (joint venture between Alcan Aluminum
                                           Limited and Atlantic Richfield
                                           Company) from November 1988 to
                                           December 1992.

Craig A. Davis(1).....................     Chairman and Chief Executive Officer of the            1995        1999
   56                                      Company since August 1995; Chairman and Chief
                                           Executive Officer of Ravenswood
                                           Aluminum Corporation (a subsidiary of
                                           the Company) since August 1995;
                                           Chairman and acting Chief Executive
                                           Officer of Ravenswood from April 1992
                                           through July 1995; Director of
                                           Glencore International since December
                                           1993 and Executive of Glencore
                                           International and Glencore AG from
                                           September 1990 to June 1996; former
                                           Executive Vice President of Alumax
                                           Inc.

William R. Hampshire(2)...............     Vice-Chairman of the Company since August 1995;        1995        1999
   69                                      President and Chief Operating Officer of
                                           Ravenswood Aluminum Corporation (a
                                           subsidiary of the Company) from April
                                           1992 through January 1993 and
                                           director of Ravenswood Aluminum
                                           Corporation since June 1993;
                                           Independent consultant since 1990;
                                           former President and Chief Executive
                                           Officer of Howmet Aluminum
                                           Corporation.

-------------------------------------
(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.

BOARD AND COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

     The Board of Directors met three times during 1996. Each director attended all of the meetings of the Board and the Board Committees on which such director served. The Board Committees include an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee of the Board of Directors.

         The members of the Audit Committee are Messrs. Davis, Bninski and Fontaine. The Audit Committee oversees the financial reporting process for which management is responsible, reviews the services provided by the Company's independent auditors, consults with the independent auditors on audits and proposed audits of the Company, and reviews the need for internal auditing procedures and the adequacy of the Company's internal control systems. In 1996, the Audit Committee held two meetings.

         The members of the Compensation Committee are Mr. Hampshire and Mr. Fontaine. The Compensation Committee administers the Company's stock incentive plans, and reviews and recommends compensation levels of the Company's executive officers. In 1996, the Compensation Committee held one meeting.

         Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. Non-employee directors receive an annual retainer of $20,000 for their services, except that the Vice-Chairman receives an annual retainer of $25,000, and a fee of $750 for each Board or Committee meeting attended. In addition, each Committee member receives an annual fee of $750. All directors are reimbursed for their travel and other expenses incurred in attending Board and Committee meetings. Under the Company's Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company received a one-time grant of options to purchase 10,000 shares of common stock, and the Vice-Chairman received a one-time grant of options to purchase 25,000 shares of common stock. Such grants became effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price, except in the cases of Mr. Fontaine and Mr. Strothotte whose grants became effective upon their election as directors at an exercise price equal to the market price of the common stock at such time. The options vested one-third on the grant date, and an additional one-third will vest on each of the first and second anniversary dates. In addition, the Non-Employee Directors Stock Option Plan provides for automatic annual grants of options to purchase 1,500 shares of common stock at fair market value to each non-employee director continuing in office after the annual meeting of stockholders in each year beginning after 1996.

         Mr. Strothotte was designated to serve as a director of the Company by Glencore International.

EXECUTIVE COMPENSATION

         Summary Compensation Table

         The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during 1996.

                                                                            LONG-TERM
                                      ANNUAL COMPENSATION          COMPENSATION AWARDS/PAYOUTS
                                      -------------------   ----------------------------------------
                                                                RESTRICTED          NUMBER OF SHARES          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   STOCK AWARDS ($)(1)   UNDERLYING OPTIONS(#)   COMPENSATION($)(2)
---------------------------   ----   ---------   --------   -------------------   ------------------   ------------------
Craig A. Davis(3)             1996   $320,833    $440,000       $2,043,750              150,000                 $53,249
  Chairman and Chief
  Executive Officer
Gerald A. Meyers              1996   $250,000    $143,750       $1,362,500              100,000                 $   547
  President and Chief
  Operating Officer
Gerald J. Kitchen             1996   $200,000    $105,000       $1,090,000               80,000                 $ 6,324
  Executive Vice
  President, General
  Counsel and Chief
  Administrative
  Officer

                                             (Table continued on following page)

(Table continued from previous page)

                                                                             LONG-TERM
                                      ANNUAL COMPENSATION           COMPENSATION AWARDS/PAYOUTS
                                      -------------------   -------------------------------------------
                                                                RESTRICTED         NUMBER OF SHARES           ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   STOCK AWARDS ($)(1)   UNDERLYING OPTIONS(#)   COMPENSATION($)(2)
---------------------------   ----   ---------   --------   -------------------   ---------------------   ------------------
David W. Beckley              1996   $200,000    $105,000       $1,090,000               80,000                $108,203
  Executive Vice President
  and Chief Financial
  Officer
Steven R. Sedberry            1996   $150,000    $  93,750      $   681,250              50,000                $ 82,404
  Vice President of Sales
  and Marketing

---------------

(1) The amounts reported in this column represent the dollar value of the award of unvested performance share units, calculated by multiplying the closing market price of the Company's common stock on March 29, 1996 (the first day of trading of the common stock) by the number of performance share units. Performance share units entitle the grantee to receive one share of Company common stock per performance share unit upon vesting of the performance share units. Performance share units vest one-third on each of March 28, 1999, March 28, 2000 and March 28, 2001. The aggregate number and value (based upon the last reported sale price of $17.25 of the Company's common stock on the Nasdaq National Market on December 31, 1996) of unvested performance share units held by each of the Named Executive Officers as of December 31, 1996 was as follows: Craig A. Davis, 150,000 ($2,587,500); Gerald A. Meyers, 100,000 ($1,725,000); Gerald J. Kitchen, 80,000 ($1,380,000); David W.
         Beckley, 80,000 ($1,380,000); and Steven R. Sedberry, 50,000
         ($862,500). Dividends are not paid on unvested performance share units.
(2) All Other Compensation is comprised of the Company's matching contributions under the Company's Defined Contribution Retirement Plan for each of the Named Executive Officers, with the exception of Mr. Meyers. Those contributions were $5,700 for Messrs. Davis, Beckley and Kitchen and $5,400 for Mr. Sedberry. Also includes Company paid life insurance premiums in the amounts of $1,716, $547, $624, $624, and $374 for Messrs. Davis, Meyers, Kitchen, Beckley and Sedberrry, respectively. In the case of Messrs. Davis, Beckley and Sedberry, the amounts include $45,833, $101,879 and $76,630, respectively, for one-time relocation adjustments relating to their relocations to Pacific Grove, California.
(3) Salary was paid to Mr. Davis for the period June 1, 1996 through December 31, 1996.

         Option Grants Table

         The following table sets forth information regarding options granted during the fiscal year ended December 31, 1996 by the Company to each of the Named Executive Officers.

                                                                            POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF    % OF TOTAL                               ASSUMED ANNUAL RATES OF
                       SECURITIES      OPTIONS                              STOCK PRICE APPRECIATION FOR
                       UNDERLYING     GRANTED TO   EXERCISE OR                      OPTION TERM(1)
                         OPTIONS     EMPLOYEES IN   BASE PRICE  EXPIRATION  ------------------------------
NAME                   GRANTED (#)    FISCAL YEAR   ($/SHARE)      DATE           5%($)         10%($)
----                   -----------    -----------   ---------   ----------  -------------     ------------
Craig A. Davis          150,000(2)      30.74%        $13.00     3/28/2006   $ 1,226,345       $3,107,798
Gerald A. Meyers        100,000(2)      20.49%        $13.00     3/28/2006   $   817,563       $2,071,865
Gerald J. Kitchen        80,000(2)      16.39%        $13.00     3/28/2006   $   645,050       $1,657,492
David W. Beckley         80,000(2)      16.39%        $13.00     3/28/2006   $   645,050       $1,657,492
Steven R. Sedberry       50,000(2)      10.25%        $13.00     3/28/2006   $   408,782       $1,035,933

                                                   (Footnotes on following page)

(Footnotes from previous page)

-----------

(1) The potential realizable value of the options reported was calculated by assuming 5% and 10% compounded annual rates of appreciation of the common stock from the date of grant of the options until the expiration of the options, based upon the initial public offering price of the common stock. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the common stock.

(2) One-third of these options vested on March 28, 1996, and an additional one-third will vest on each of March 28, 1997 and March 28, 1998.


         Fiscal Year End Option Value Table

         The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as at December 31, 1996. No options were exercised by any of the Named Executive Officers in 1996.

                                            NUMBER OF SHARES                  VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                         AT DECEMBER 31, 1996(#)           AT DECEMBER 31, 1996($)(1)
                                     ------------------------------      ------------------------------
NAME                                  EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----                                  -----------      -------------     -----------      -------------
Craig A. Davis..................         50,000           100,000          $212,500          $425,000
Gerald A. Meyers................         33,333            66,667          $141,665          $283,335
Gerald J. Kitchen...............         26,666            53,334          $113,331          $226,670
David W. Beckley................         26,666            53,334          $113,331          $226,670
Steven R. Sedberry..............         16,666            33,334          $ 70,831          $141,670


----------

(1) The last reported sale price for the Company's common stock on the Nasdaq National Market on December 31, 1996 was $17.25 per share. Value is calculated on the basis of the difference between the respective option exercise prices and $17.25, multiplied by the number of shares of common stock underlying the respective options.

         Pension Plan Table

         The Company maintains a non-contributory defined benefit pension plan for salaried employees of the Company who meet certain eligibility requirements.

         The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Named Executive Officers.

                                                     YEARS OF CREDITED SERVICE
                       ------------------------------------------------------------------------------------------
REMUNERATION              5          10          15          20          25          30         35          40
------------           -------    --------    --------    --------    --------    --------   --------    --------
$  100,000.......      $ 6,000    $ 12,000    $ 18,000    $ 24,000    $ 30,000    $ 36,000   $ 42,000    $ 48,000
$  200,000.......      $12,000    $ 24,000    $ 36,000    $ 48,000    $ 60,000    $ 72,000   $ 84,000    $ 96,000
$  300,000.......      $18,000    $ 36,000    $ 54,000    $ 72,000    $ 90,000    $108,000   $126,000    $144,000
$  400,000.......      $24,000    $ 48,000    $ 72,000    $ 96,000    $120,000    $144,000   $168,000    $192,000
$  500,000.......      $30,000    $ 60,000    $ 90,000    $120,000    $150,000    $180,000   $210,000    $240,000
$  600,000.......      $36,000    $ 72,000    $108,000    $144,000    $180,000    $216,000   $252,000    $288,000
$  700,000.......      $42,000    $ 84,000    $126,000    $168,000    $210,000    $252,000   $294,000    $336,000
$  800,000.......      $48,000    $ 96,000    $144,000    $192,000    $240,000    $288,000   $336,000    $384,000
$  900,000.......      $54,000    $108,000    $162,000    $216,000    $270,000    $324,000   $378,000    $432,000
$1,000,000.......      $60,000    $120,000    $180,000    $240,000    $300,000    $360,000   $420,000    $480,000
$1,100,000.......      $66,000    $132,000    $198,000    $264,000    $330,000    $396,000   $462,000    $528,000
$1,200,000.......      $72,000    $144,000    $216,000    $288,000    $360,000    $432,000   $504,000    $576,000
$1,300,000.......      $78,000    $156,000    $234,000    $312,000    $390,000    $468,000   $546,000    $624,000

         The plan provides lifetime monthly benefits at age 62 equal to the greater of (i) 1.2% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest consecutive monthly average (36, 48 or 60 months) in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service, except that the Named Executive Officers are immediately vested. Benefits are also available as a 30-year pension, an early retirement benefit (actuarially reduced beginning at age 55), and as a disability benefit.

         The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended (the "Code").

         The years of credited service for Messrs. Davis, Meyers, Kitchen, Beckley and Sedberry at December 31, 1996 were approximately 1,4,1,1, and 2 years, respectively.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with each of Messrs. Gerald A. Meyers, Gerald J. Kitchen, David W. Beckley and Steven R. Sedberry, effective January 1, 1996 and with Mr. Craig A. Davis, effective June 1, 1996, providing for terms of employment of three years. The agreements provide for base salaries in the amounts set forth in the Summary Compensation Table above, subject to increases established from time to time by the Board of Directors. In addition, the executives are entitled to bonuses in accordance with the Company's annual incentive plan. The agreements provide for incentive bonuses ranging from 35% to 100% of base compensation, based upon achievement by the Company of targets established by the Compensation Committee and the stock option grants and performance share unit awards set forth in the Summary Compensation Table. The agreements also provide that the executives will receive unfunded supplemental executive retirement benefits in addition to any benefits received under the Company's qualified retirement plans. The supplemental benefit for each executive will be equal to the amount that would normally be paid under the Company's qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code and as if the executives were fully vested in the qualified retirement plan benefits. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

SEVERANCE COMPENSATION ARRANGEMENTS

         The Company has entered into severance compensation agreements with each of the Named Executive Officers. The agreements provide that if within 18 months following a change of control of the Company, the executive's employment is terminated either (i) by the Company for other than cause or disability or
(ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change of control, the exercisability of stock options and the vesting of performance share units held by such executives will be accelerated.

         The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the acceleration of the exercisability of stock options and the vesting of performance share units held by the executive caused by the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1996, the members of the Board's Compensation Committee were Mr. William R. Hampshire and Mr. John C. Fontaine. Mr. Hampshire served as President and Chief Operating Officer of Ravenswood Aluminum Corporation from April 1992 through January 1993.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         In connection with the Company's initial public offering, the Company entered into certain agreements to govern ongoing relationships between the Company and Glencore International and its subsidiaries (collectively, the "Glencore Group"). The Company entered into a one-year Services and Marketing Agreement (the "Services and Marketing Agreement"), with Glencore Ltd., the U.S. branch of Glencore AG, effective January 1, 1996, pursuant to which Glencore Ltd. furnished training and marketing assistance in connection with the Company's ownership of a reduction facility (the "Mt. Holly Facility") located in Mt. Holly, South Carolina. Glencore Ltd. was paid as compensation for its services a fee in an amount equal to $500,000 for the twelve-month period beginning January 1, 1996 and ending December 31, 1996.

         Immediately prior to the closing of the public offering, the Company made a special distribution (the "Special Distribution") in the form of a pro rata redemption of shares held by Glencore AG and Vialco, comprised of the Company's holdings in businesses unrelated to the continuing aluminum operations of the Company, consisting principally of an inactive oil trading business, a distributor of ferro alloys and a finance business whose principal activity consisted of providing financing to entities within the Glencore Group. The Company entered into a Tax Sharing Agreement with Glencore AG and Vialco, pursuant to which Glencore AG and Vialco are responsible for all taxes relating to the businesses comprising the Special Distribution for periods through the date of the Special Distribution. In addition, the Company entered into a Disaffiliation Agreement with Glencore International, pursuant to which the Company and the Glencore Group agreed to share 50% each all losses, liabilities, costs and expenses relating to a lawsuit relating to the Company's previously-owned alumina refining facility located in the U.S. Virgin Islands, and claims relating thereto. The Disaffiliation Agreement also obligates Glencore International to indemnify the Company for any losses arising from the prior operations of the businesses and the assets and liabilities comprising the Special Distribution.

         In 1996, the Company purchased primary aluminum and alumina from Glencore Ltd. Such purchases, which were made at market prices, aggregated $89.5 million (of which $83.4 million was for primary metal and $6.1 million was for alumina). The Company has continued to purchase primary aluminum from Glencore Ltd. in 1997. In 1996, the Company also sold primary and scrap aluminum to Glencore Ltd. Such sales, at market prices, excluding sales of the Mt. Holly Facility production described below, aggregated $47.1 million. The primary aluminum products the Company has purchased and is purchasing from Glencore Ltd. are different products from those it has sold or is selling to Glencore Ltd. The Company entered into a series of hedge contracts at market with Glencore Ltd., effective January 1, 1996, which contracts were subsequently changed to a forward physical sale, pursuant to which Glencore Ltd. purchased approximately 106 million pounds of primary aluminum products (comprised of T-ingot, extrusion billet, rolling ingot and foundry ingot) for shipment during 1996. The Company sold an additional eight million pounds at market to Glencore Ltd. through other forward sales in 1996. The sales constituted substantially all of the Company's share of the primary aluminum production of the Mt. Holly Facility. Sales under these contracts amounted to $91.6 million during 1996.

         As of December 31, 1996, the Company had entered into forward sales contracts with Glencore Ltd. for 116 million pounds of primary aluminum to hedge 1997 and 1998 production. In addition, as of such date, the Company had outstanding forward purchase contracts with Glencore Ltd. for 27.9 million pounds of primary aluminum. The Company intends to continue to enter into hedging arrangements with Glencore Ltd. in the future.

         Mr. Craig A. Davis, Chairman and Chief Executive Officer of the Company, is a director of Glencore International and was an executive of Glencore International and Glencore AG from 1990 until June 1996. Mr. Willy R. Strothotte, a director of the Company, is Chairman and Chief Executive Officer of Glencore International.

         Mr. Roman A. Bninski, a director of the Company, is a partner of Curtis, Mallet-Prevost, Colt & Mosle, which furnishes legal services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

         General

         The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. John C. Fontaine and William R. Hampshire, both of whom are independent directors. The Committee reviews and recommends to the Board of Directors compensation for the Company's executive officers, and it administers the Company's Stock Incentive Plan, including the awarding of grants thereunder.

         Compensation Philosophy

         The Company's compensation programs are designed to enable the Company and its subsidiaries to attract and retain talented executives and management personnel. In order to do this, the Company believes it must be able to provide management personnel with opportunities for total compensation which is competitive with compensation which would be available from employers with whom the Company competes and companies which are seeking to hire and retain management personnel of similar quality.

         In connection with the Company's initial public offering, the Company utilized the services of an independent consultant to recommend base salary, bonus, and long-term incentive compensation levels for the Company's executive officers. The goal of the Company in utilizing the consultant was to obtain an independent perspective on existing practices in order to enable the Company to achieve the above-stated objectives. Pursuant to the recommendations of its consultant, the Company entered into employment agreements with each of the Named Executive Officers. The employment agreements provided for base salary, annual incentive cash bonus opportunities, and long-term incentive compensation in the form of stock option grants and performance share unit awards. See "Employment Agreements."

         Base Salary

         Base salary levels in the employment agreements of the Named Executive Officers were set at levels comparable to and competitive with the salary levels of executives of peer corporations or other employers hiring equivalent executive personnel. The Committee annually reviews the salary of executive officers. Actual salary adjustments for each individual will vary based upon a subjective assessment of individual performance, experience, level of responsibility and potential contribution to the Company's future growth. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives.

         Annual Incentive Awards

         The Company's annual incentive award program is designed to reward management and other key employees of the Company principally on the basis of individual performance (awards may be limited by Company performance). Under this program, executive officers (including the Chief Executive Officer) receive a percentage of their base salary based upon the achievement of personal levels of performance. For the Chief Executive Officer, the bonus range set by his employment agreement was between 50% and 100% of base salary. During 1996, the Company achieved a number of business and operational objectives, including the successful transition to operating as an independent public company. In addition, substantial gains were made in production productivity at the Company's Ravenswood operations, the product mix at Ravenswood was modified to emphasize more profitable, but harder to manufacture, value-added products, some significant cost savings were achieved, and the Company's marketing and sales efforts resulted in sales of a broader mix of higher value-added products to a broader base of stronger customers. At the same time, however, the overall performance of the Company was adversely affected by the cyclical nature of the aluminum industry. Consequently, the Committee set bonus amounts at approximately the midpoint of the ranges provided for by the employment agreements.

         Long-term Incentive Compensation

         The Committee believes option grants and performance share unit awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return. In connection with the Company's initial public offering, the Company, after consultation with the independent consultant regarding incentive compensation practices in connection with public offerings, granted the Named Executive Officers options and performance share units based upon the officer's position and a subjective determination of the officer's expected contribution to the success of the Company. In 1996, 460,000 options were granted to the Named Executive Officers. The Company also awarded 460,000 performance share units to the Named Executive Officers in order to create an ownership interest in the Company which will vest in the future but which provides a present motivation to enhance stockholder value. See "Executive Compensation -- Summary Compensation Table." Future option grants and performance share unit awards will be made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination whether option grants or performance share unit awards are appropriate each year will be made with regard to competitive considerations, and each executive's actual grant will be based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options and the number of performance share units held will not be determinative of future grants.

         Compensation of the Chief Executive Officer

         Compensation of the Chief Executive Officer was determined in accordance with the criteria set forth above and in recognition of the accomplishments described under Annual Incentive Awards. The Committee notes particularly the success of the Chief Executive Officer in transitioning the Company to operate as an independent public company, in building a new management team with significant experience in the aluminum industry and in continuing to develop strong relationships with Ravenswood employees represented by the United Steelworkers. The Committee believes that Chief Executive Officer compensation was appropriate based upon the Company's circumstances and the goals and objectives that the Chief Executive Officer had been directed to accomplish.

         Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one year with respect to each of the Company's five most highly paid executive officers. However, subject to certain limitations, Section 162(m) provides that the deduction limit does not apply to any remuneration paid pursuant to compensation agreements or plans entered into prior to the consummation of the Company's initial public offering. Consequently, to the extent the compensation paid to the Named Executive Officers is paid pursuant to such agreements, it is currently exempt from the Section 162(m) deduction limits.

              John C. Fontaine          William R. Hampshire

PERFORMANCE GRAPH

         The following line graph compares the Company's cumulative total return to stockholders since the common stock became publicly traded on March 29, 1996 with the cumulative total return of the S&P 500 Index and the Media General Aluminum Refining Group Index during the period from March 29, 1996 through December 31, 1996. These comparisons assume the investment of $100 on March 29, 1996 and the reinvestment of dividends.

                            CENTURY ALUMINUM COMPANY
              Comparison of Cumulative Total Return to Stockholders
                    March 29, 1996 through December 31, 1996



                       [GRAPH OF CUMULATIVE TOTAL RETURN]


                                  3/29/96  4/30/96  5/31/96  6/28/96  7/31/96  8/30/96  9/30/96  10/31/96  11/29/96  12/31/96
    S&P 500 Index                  100.00   101.47   104.09   104.49    99.87   101.98   107.72   110.69    119.05    116.70
    Media General Aluminum         100.00    97.64    98.68    91.96    91.42    97.81    93.95    97.47    104.28    102.68
    Refining Group Index
    Century Aluminum Company       100.00   108.26   111.01   115.06   107.34   117.43   108.62    99.42    114.14    127.42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

         Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 filings were required, the Company believes that, with respect to the 1996 fiscal year, all required Section 16(a) filings were made, except that Mr. Hampshire reported late the purchase of 1,200 shares by his wife.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Deloitte & Touche LLP to act as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the stockholders at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

         All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials for the 1998 Annual Meeting should be addressed to the Company's Secretary, 1200 Piedmont Avenue, Suite 200, P.O. Box 51130, Pacific Grove, California 93950, and must be received no later than December 15, 1997. In addition, the Company's By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the scheduled annual meeting (except that if less than seventy (70) days' notice of the date of the scheduled annual meeting is given, notice by the stockholder may be delivered or received not later than the tenth (10th) day following the day on which such notice of the date of the scheduled annual meeting is mailed). Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the annual meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

                                           By Order of the Board of Directors,

                                           /s/ Gerald J. Kitchen

                                           Gerald J. Kitchen
                                           Executive Vice President,
                                           General Counsel and
                                           Chief Administrative Officer

Pacific Grove, California
April 11, 1997

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. GERALD J. KITCHEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CHIEF ADMINISTRATIVE OFFICER, 1200 PIEDMONT AVENUE, P.O. BOX 51130, PACIFIC GROVE, CALIFORNIA 93950.

PROXY

                            CENTURY ALUMINUM COMPANY

   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 13, 1997


                  The undersigned hereby appoints Craig A. Davis and Gerald J. Kitchen the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held on May 13, 1997, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

                                      Dated:______________________, 1997
                                      __________________________________
                                      __________________________________
                                           Signature of Stockholder

                                          THIS PROXY MUST BE SIGNED
                                        EXACTLY AS NAME APPEARS HEREON.

                                    Executors, administrators, trustees, etc., should give full title as such. For joint accounts, each owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                                                                          (over)

                                                     (Continued from other side)

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         1.       Election of Directors for term to expire in 2000. The nominees are:
                                Roman A. Bninski          Willy R. Strothotte

         (Mark only one)
         / / VOTE FOR all nominees listed above, except vote withheld from following nominees (if any):
         _______________________________________________________________________
         _______________________________________________________________________

         / / VOTE WITHHELD from all nominees.


         2.       Proposal to ratify the appointment of Deloitte & Touche LLP.
                                                  FOR      AGAINST       ABSTAIN
                                                  / /        / /           / /

         3. In their discretion, upon such other matters as may properly come before the meeting.


              ----------------------------------------------------
                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE
              ----------------------------------------------------